Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

Burr Ridge, Illinois—(July 27, 2007) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors has declared a cash dividend of $0.07 per common share. The dividend will be payable on September 7, 2007 to stockholders of record on August 9, 2007.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At March 31, 2007, BankFinancial Corporation had total assets of $1.567 billion, total loans of $1.298 billion, total deposits of $1.106 billion and stockholders’ equity of $310 million. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan, Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234